Google Inc.	Order Form:
1600 Amphitheater Parkway Mountain View, California 94043	Google Cloud Platform

CUSTOMER TO COMPLETE THIS SECTION
CUSTOMER(Enter Company's Full Legal Name):		Workiva, LLC
	Corporate Contact Information	Billing Contact Information: (if different from corporate contact)	Technical Contact Information: (if different from corporate contact)
Attention:	Jeff Trom	Luke Metzger	Dave Tucker
Address:	2900 University Blvd
City, State, Zip:	Ames, IA 50010
Phone:
Fax:
Email:
Purchase Order Required: Yes ☐ No ☒ If Yes, Purchase Order #: Tax Exempt: Yes ☐ No ☒ (If Yes is checked, certificate # )		VAT or applicable tax # (Non-U.S. Customers only: Google Legal Customer ID (required): 2290-7704-4396

Customer Domain Name: workiva.com		Initial Account Administrator off-domain email address:

Product	License Term	Other Terms (if any)
GoogleApp Engine (CP-GAE)	12 months
Google Cloud SQL (CP-CLOUDSQL)	12 months
Google Cloud Storage (CP-BIGSTORE)	12 months
Google Prediction API (CP-PREDICTION)	12 months
Google BigQueryService (CP-BIGQUERY)	12 months
Any Reserved Capacity Units selected apply for an initial Reserved Unit Term of a calendar month, starting on the first day of the month after the Effective Date, and automatically renew as set forth in the Service Specific Terms.

# if applies Reserved Capacity Units (w/o bursting)
# if applies Reserved Capacity Units (w/capped Service bursting)
# if applies Reserved Capacity Units (w/uncapped bursting
Google Compute Engine (CP-COMPUTEENGINE)	12 months
Google TranslateAPI v2 (CP-TRANSLATE)	12 months
Google Cloud Datastore (CP-DATASTORE)	12 months
TSS - ÂSilver or ÂGold or ☒Platinum (select one)	12 months
Price Valid Until: 7-25-14	Account Manager: Thanikai Sokka
Order Form Terms and Conditions
License Terms. This Order Form is subject to and incorporates by reference the terms and conditions of the Google Cloud Platform License Agreement attached to this Order Form (the "Agreement"). All capitalized terms used in this Order Form have the meanings stated in the Agreement, unless stated otherwise.
By signing this Order Form, each party represents and warrants that: (i) it has read and understands the Agreement that is incorporated by reference to this Order Form and agrees to be bound by the terms of the Agreement, and (ii) it has full power and authority to accept the Agreement and this Order Form.
This Order Form has been executed by persons duly authorized as of the date signed by the party below ("Effective Date").

pg. 1

Google Inc. ("Google")		Customer

By:	/s/ Nikesh Arora	By:	/s/ Jeff Trom
Print Name:	Nikesh Arora	Print Name:	Jeff Trom
Title:	President, Global Sales and Business Development, Google, Inc.	Title:	CTO
Date:	7/24/2014	Date:	7/22/2014

pg. 2

Google Cloud Platform
LICENSE AGREEMENT

1. Provision of the Services.

1.1
Services Use. Subject to this Agreement, during the Term, Customer may: (a) use the Services, (b) integrate the Services into any Application and provide the Services, solely as integrated into the Application, to End Users, and (c) use any Software provided by Google as part of the Services. But Customer may not sublicense or transfer these rights except as permitted under the Assignment section of the Agreement.

1.2	Console. Google will provide the Services to Customer. As part of receiving the Services, Customer will have access to the Admin Console, through which Customer may administer the Services.

1.3
Facilities and Data Transfer. All facilities used to store and process an Application and Customer Data will adhere to reasonable security standards no less protective than the security standards at facilities where Google processes and stores its own information of a similar type. Google has implemented at least industry standard systems and procedures to ensure the security and confidentiality of an Application and Customer Data, protect against anticipated threats or hazards to the security or integrity of an Application and Customer Data, and protect against unauthorized access to or use of an Application and Customer Data. Except as set forth in the Service Specific Terms, Google may process and store an Application and Customer Data in the United States or any other country in which Google or its agents maintain facilities. By using the Services, Customer consents to this processing and storage of an Application and Customer Data. Under this Agreement, Google is merely a data processor.

1.4
Accounts. Customer must have an Account and a Token (if applicable) to use the Services, and is responsible for the information it provides to create the Account, the security of the Token and its passwords for the Account, and for any use of its Account and the Token. If Customer becomes aware of any unauthorized use of its password, its Account or the Token, Customer will notify Google as promptly as possible.

1.5
Safe Harbor. Google is enrolled in the U.S. Department of Commerce Safe Harbor Program and will remain enrolled in this program or another replacement program (or will adopt a compliance solution which achieves compliance with the terms of Article 25 of Directive 95/46/EC) throughout the Term of the Agreement.

1.6
New Applications and Services. Google may: (i) make new applications, tools, features or functionality available from time to time through the Services and (ii) add new services to the “Services” definition from time to time (by adding them at the URL set forth under that definition), the use of which may be contingent upon Customer's agreement to additional terms.

1.7	Modifications.

a. To the Services. Subject to Section 9.5, Google may make commercially reasonable Updates to the Services from time to time. If Google makes a material change to the Services, Google will inform Customer, provided that Customer has subscribed with Google to be informed about such change.

b. To the Agreement. Google may make commercially reasonable changes to the URL Terms from time to time. If Google makes a material change to the URL Terms, Google will inform Customer. If the change has a material adverse impact on Customer and Customer does not agree to the change, Customer must notify Google within thirty days after being informed of the change. If Customer notifies Google as required, then Customer will remain governed by the terms in effect immediately prior to the change until the end of the then-current License Term. If the License Term is renewed, it will do so under the updated URL Terms.

1.8	Service Specific Terms. The Service Specific Terms are incorporated by this reference into the Agreement.

2.	Payment Terms.

2.1
Usage and Invoicing. Customer will pay for all Fees based on: (i) Customer's use of the Services during the License Term (including the Minimum Support Fee(s) or, if greater, the relevant Fee for TSS set forth in the Fees definition below); (ii) any Reserved Units selected; (iii) any Committed Purchases selected; and/or (iv) any Package Purchases selected. Google will invoice Customer on a monthly basis for those Fees accrued at the end of each month unless otherwise set forth at the URL designating the Fees for an applicable SKU. Google's measurement of Customer's use of the Services is final.

pg. 2

2.2
Payment. All Fees are due thirty days from the invoice date. Customer's obligation to pay all Fees applicable to the License Term is non-cancellable. All payments due are in U.S. dollars. Payments made via wire transfer must include the following instructions:

Wells Fargo Bank	ABA#	Account#
Palo Alto, California USA

2.3
Taxes. Customer is responsible for any Taxes, and Customer will pay Google for the Services without any reduction for Taxes. If Google is obligated to collect or pay Taxes, the Taxes will be invoiced to Customer, unless Customer provides Google with a timely and valid tax exemption certificate authorized by the appropriate taxing authority. In some states the sales tax is due on the total purchase price at the time of sale and must be invoiced and collected at the time of the sale. If Customer is required by law to withhold any Taxes from its payments to Google, Customer must provide Google with an official tax receipt or other appropriate documentation to support such withholding.

2.4
Invoice Disputes. Any invoice disputes must be submitted prior to the invoice due date. If the parties determine that certain billing inaccuracies are attributable to Google, Google will not issue a corrected invoice, but will instead issue a credit memo specifying the incorrect amount in the affected invoice. If the disputed invoice has not yet been paid, Google will apply the credit memo amount to the disputed invoice and Customer will be responsible for paying the resulting net balance due on that invoice.

2.5
Delinquent Payments. Delinquent payments may bear interest at the rate of one-and-one-half percent per month (or the highest rate permitted by law, if less) from the payment due date until paid in full. Customer will be responsible for all reasonable expenses (including attorneys' fees) incurred by Google in collecting such delinquent amounts, except where such delinquent amounts are due to Google's billing inaccuracies in which case Google will be reasonable for all reasonable expenses (including attorneys' fees) incurred by Customer in defending such collection action. If Customer is delinquent on payments for any Cloud Service, all of the Cloud Services may be suspended or terminated for breach pursuant to Section 9.3.

2.6	Purchase Orders.

a.
Required. If Customer requires a purchase order number on its invoice, Customer will inform Google and issue a purchase order to Google. If Customer requires a purchase order, and fails to provide the purchase order to Google, then Google will not be obligated to provide the Services until the purchase order has been received by Google. If Customer requires an updated purchase order to cover its actual usage under this Agreement, then Customer will provide an additional purchase order to Google. If Customer fails to provide an additional purchase order to cover its actual usage, then Customer waives any purchase order requirement and (a) Google will invoice Customer without a purchase order number; and (b) Customer will pay invoices without a purchase order number referenced. Any terms and conditions on a purchase order do not apply to this Agreement and are null and void.

b.
Not Required. If Customer does not require a purchase order number to be included on the invoice, Customer must select "No" in the purchase order section of the Ordering Document. If Customer waives the purchase order requirement, then: (a) Google will invoice Customer without a purchase order; and (b) Customer will pay invoices without a purchase order.

3.	Customer Obligations.

3.1
Compliance. Customer is solely responsible for its Applications, Projects, and Customer Data and for making sure its Applications, Projects, and Customer Data comply with the AUP. Google reserves the right to review the Application, Project, and Customer Data to ensure Customer's compliance with the AUP. Customer is responsible for ensuring all End Users comply with Customer's obligations under the AUP, the Service Specific Terms, and the restrictions in Sections 3.3 and 3.5 below.

3.2
Privacy. Customer will protect the privacy and legal rights of its End Users under all applicable laws and regulations, which includes a legally adequate privacy notice communicated from Customer. Customer may have the ability to access, monitor, use, or disclose Customer Data submitted by End Users through the Services. Customer will obtain and maintain any required consents from End Users to allow Customer's access, monitoring, use and disclosure of Customer Data. Further, Customer will notify its End Users that any Customer Data provided as part of the Services will be made available to a third party (i.e. Google) as part of Google providing the Services.

pg. 3

3.3
Restrictions. Customer will not, and will not allow third parties under its control to: (a) copy, modify, create a derivative work of, reverse engineer, decompile, translate, disassemble, or otherwise attempt to extract any or all of the source code of the Services (subject to Section 3.4 below and except to the extent such restriction is expressly prohibited by applicable law); (b) use the Services for High Risk Activities; (c) sublicense, resell, or distribute any or all of the Services separate from any integrated Application; (d) create multiple Applications, Accounts, or Projects to simulate or act as a single Application, Account, or Project (respectively) or otherwise access the Services in a manner intended to avoid incurring Fees; (e) unless otherwise set forth in the Service Specific Terms, use the Services to operate or enable any telecommunications service or in connection with any Application that allows End Users to place calls or to receive calls from any public switched telephone network; or (f) process or store any Customer Data that is subject to the International Traffic in Arms Regulations maintained by the Department of State. Unless otherwise specified in writing by Google, Google does not intend uses of the Services to create obligations under HIPAA, and makes no representations that the Services satisfy HIPAA requirements. If Customer is (or becomes) a Covered Entity or Business Associate, as defined in HIPAA, Customer will not use the Services for any purpose or in any manner involving Protected Health Information (as defined in HIPAA) unless Customer has received prior written consent to such use from Google.

3.4
Third Party Components. Third party components (which may include open source software) of the Services may be subject to separate license agreements. To the limited extent a third party license expressly supersedes this Agreement, that third party license instead governs Customer's agreement with Google for the specific included third party components of the Services, or use of the Services (as may be applicable).

3.5
Documentation. Google may provide Documentation for Customer's use of the Services. The Documentation may specify restrictions (e.g. attribution or HTML restrictions) on how the Applications may be built or the Services may be used and Customer will comply with any such restrictions specified.

3.6
DMCA Policy. Google provides information to help copyright holders manage their intellectual property online, but Google cannot determine whether something is being used legally or not without their input. Google responds to notices of alleged copyright infringement and terminates accounts of repeat infringers according to the process set out in the U.S. Digital Millennium Copyright Act. If Customer thinks somebody is violating Customer's or its End Users' copyrights and wants to notify Google, Customer can find information about submitting notices, and Google's policy about responding to notices at http://www.google.com/dmca.html.

3.7
Application and No Multiple Accounts, Bills, Tokens. Any Application must have material value independent from the Services. Google has no obligation to provide multiple bills, Tokens (if applicable), or Accounts to Customer under the Agreement.

4. Suspension and Removals.

4.1
Suspension/Removals. If Customer becomes aware that any Application, Project (including an End User's use of a Project), or Customer Data violates the AUP, Customer will immediately suspend the Application or Project (if applicable), remove the applicable Customer Data or suspend access to an End User (as may be applicable). If Customer fails to suspend or remove as noted in the prior sentence, Google may specifically request that Customer do so. If Customer fails to comply with Google's request to do so within twenty-four hours, then Google may suspend Google accounts of the applicable End Users, disable the Project or Application, and/or disable the Account (as may be applicable) until such violation is corrected.

4.2
Emergency Security Issues. Despite the foregoing, if there is an Emergency Security Issue, then Google may automatically suspend the offending End User account, Application, Project, or the Account. Suspension will be to the minimum extent required, and of the minimum duration, to prevent or terminate the Emergency Security Issue. If Google suspends an End User account, Application, Project, or the Account, for any reason, without prior notice to Customer, at Customer's request, Google will provide Customer the reason for the suspension as soon as is reasonably possible.

5. Intellectual Property Rights' Use of Customer Data; Feedback.

5.1
Intellectual property Rights. Except as expressly set forth in this Agreement, this Agreement does not grant either party any rights, implied or otherwise, to the other's content or any of the other's intellectual property. As between the parties, Customer owns all Intellectual Property Rights in Customer Data and the Application or Project (if applicable), and Google owns all Intellectual Property Rights in the Services and Software.

pg. 4

5.2
Use of Customer Data. Google may use Customer Data and Applications only to provide the Services to Customer and its End Users and to help secure and improve the Services. For instance, this may include identifying and fixing problems in the Services, enhancing the Services to better protect against attacks and abuse, and making suggestions aimed at improving performance or reducing cost.

5.3
Customer Feedback. If Customer provides Google feedback or suggestions about the Services, then Google may use that information without obligation to Customer, and Customer hereby irrevocably assigns to Google all right, title, and interest in that feedback or those suggestions.

6. Technical Support Services

6.1	By Customer. Customer is responsible for technical support of its Applications and Projects.

6.2	By Google. Subject to payment of applicable support Fees, Google will provide TSS to Customer during the License Term in accordance with the TSS Guidelines.

6.3
Deprecation Policy. Google will announce if it intends to discontinue or make backwards incompatible changes to the Services specified at the URL in the next sentence. Google will use commercially reasonable efforts to continue to operate those Services versions and features identified at: https://developers.google.com/cloud/terms/depreciation without these changes for at least one year after that announcement, unless (as Google determines in its reasonable good faith judgment):

(i) required by law or third party relationship (including if there is a change in applicable law or relationship), or

(ii) doing so could create a security risk or substantial economic or material technical burden.

The above policy is the "Deprecation Policy."

7. Delivery. The Services will not be made available until Google receives a complete and duly executed Ordering Document.

8. Confidential Information. The recipient will not disclose the Confidential Information, except to Affiliates, employees, agents or professional advisors who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep it confidential. The recipient will ensure that those people and entities use the received Confidential Information only to exercise rights and fulfill obligations under this Agreement, while using reasonable care to keep it confidential. Notwithstanding any provision to the contrary in this Agreement, the reclpient may also disclose Confidential Information to the extent required by applicable Legal Process; provided that the recipient uses commercially reasonable efforts to: (i) promptly notify the other party of such disclosure before disclosing; and (ii) comply with the other party's reasonable requests regarding its efforts to oppose the disclosure. Notwithstanding the foregoing, subsections (i) and (ii) above will not apply if the recipient determines that complying with (i) and (ii) could: (a) result in a violation of Legal Process; (b) obstruct a governmental investigation; and/or (c) lead to death or serious physical harm to an individual. As between the parties, Customer is responsible for responding to all third party requests concerning its use and its End Users' use of the Services.

9. Term and Termination.

9 .1	Agreement Term. This Agreement will remain in effect for the Term.

9.2	License Term. Subject to Customer's payment of Fees, the rights granted by Google in this Agreement will continue for the License Term, unless terminated earlier as set forth in this Agreement.

a.
Auto Renewal. At the end of each License Term, the previously purchased Services will automatically renew under the Agreement for an additional License Term of twelve months. If a party does not want the License Term for the Services to renew, then it must provide the other party written notice to this effect at least 15 days before the end of the then current License Term. This notice of non renewal will be effective upon the conclusion of the then current License Term.

b.	Revising Fees. Notwithstanding Section 1.7(b), Google may revise its Fees by providing Customer at least ninety days written notice.

pg. 5

9.3
Termination for Breach. Either party may terminate this Agreement for breach if: (i) the other party is in material breach of the Agreement and fails to cure that breach within thirty days after receipt of written notice; (ii) the other party ceases its business operations or becomes subject to insolvency proceedings and the proceedings are not dismissed within ninety days; or (iii) the other party is in material breach of this Agreement more than two times notwithstanding any cure of such breaches. In addition, Google may terminate any, all, or any portion of the Services or Projects if Customer meets any of the conditions in Section 9.3(i), (ii), and/or (iii) .

9.4
Termination for Inactivity. Google reserves the right to terminate the Services for inactivity, if, for a period exceeding 180 days, Customer: (a) has failed to access the Admin Console; (b) a Project has no active virtual machine or storage resources or an Application has not served any requests; and (c) no invoices are being generated.

9.5
Termination of Services. Customer may stop using the Services at any time. Subject to Section 6.3, Google may discontinue any Services or any portion or feature for any reason at any time without liability to Customer.

9.6
Effect of Termjnation. If the Agreement expires or is terminated, then: (i) the rights granted by one party to the other will immediately cease; (ii) all Fees (including Taxes) owed by Customer to Google are immediately due upon receipt of the final invoice; (iii) Customer will delete the Software, any Application, Instance, Project, and any Customer Data; and (iv) upon request, each party will use commercially reasonable efforts to return or destroy all Confidential Information of the other party.

10. Publicity. Customer is permitted to state publicly that it is a customer of the Services, consistent with the Trademark Guidelines. If Customer wants to display Google Brand Features in connection with its use of the Services, Customer must obtain written permission from Google through the process specified in the Trademark Guidelines. Google may include Customer's name or Brand Features in a list of Google customers, online or in promotional materials. Google may also verbally reference Customer as a customer of the Google products or services that are the subject of this Agreement. Neither party needs approval if it is repeating a public statement that is substantially similar to a previously-approved public statement. Any use of a party's Brand Features will inure to the benefit of the party holding Intellectual Property Rights to those Brand Features. A party may revoke the other party's right to use its Brand Features under this Section with written notice to the other party and a reasonable period to stop the use.

11. Representations. Each party represents and warrants that: (a) it has full power and authority to enter into the Agreement; and (b) it will comply with all laws and regulations applicable to its provlslon, or use, of the Services, as applicable. Google warrants that it will provide the Services in accordance with the applicable SLA (if any).

12. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, GOOGLE AND ITS SUPPLIERS DO NOT MAKE ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT. GOOGLE AND ITS SUPPLIERS ARE NOT RESPONSIBLE OR LIABLE FOR THE DELETION OF OR FAILURE TO STORE ANY CUSTOMER DATA AND OTHER COMMUNICATIONS MAINTAINED OR TRANSMITIED THROUGH USE OF THE SERVICES. CUSTOMER IS SOLELY RESPONSIBLE FOR SECURING AND BACKING UP ITS APPLICATION, PROJECT, AND CUSTOMER DATA. NEITHER GOOGLE, NOR ITS SUPPLIERS, WARRANTS THAT THE OPERATION OF THE SOFTWARE OR THE SERVICES WILL BE ERROR-FREE OR UNINTERRUPTED. NEITHER THE SOFTWARE NOR THE SERVICES ARE DESIGNED, MANUFACTURED, OR INTENDED FOR HIGH RISK ACTIVITIES.

13. Limitation of Liability.

13.1
Limitation on Indirect Liability. TO THE MAXIMUM EXTENT PERMITIED BY APPLICABLE LAW, NEITHER PARTY, NOR GOOGLE'S SUPPLIERS, WILL BE LIABLE UNDER THIS AGREEMENT FOR LOST REVENUES OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, EVEN IF THE PARTY KNEW OR SHOULD HAVE KNOWN THAT SUCH DAMAGES WERE POSSIBLE AND EVEN IF DIRECT DAMAGES DO NOT SATISFY A REMEDY.

pg. 6

13.2
Limitation on Amount of Liability. TO THE MAXIMUM EXTENT PERMITIED BY APPLICABLE LAW, NEITHER PARTY, NOR GOOGLE'S SUPPLIERS, MAY BE HELD LIABLE UNDER THIS AGREEMENT FOR MORE THAN THE AMOUNT PAID BY CUSTOMER TO GOOGLE DURING THE TWELVE MONTHS PRIOR TO THE EVENT GIVING RISE TO LIABILITY.

13.3
Exceptions to Limitations. These limitations of liability do not apply to breaches of confidentiality obligations, violations of a party's Intellectual Property Rights by the other party, or indemnification obligations.

14. Indemnification.

14.1
By Customer. Unless prohibited by applicable law, Customer will defend and indemnify Google and its Affiliates against Indemnified Liabilities in any Third-Party Legal Proceeding to the extent ariSing from: (i) any Application, Project, Instance, Customer Data, or Customer Brand Features; or (ii) Customer's, or its End Users', use of the Services in violation of the AUP.

14.2
By Google. Google will defend and indemnify Customer and its Affiliates against Indemnified Liabilities in any Third Party Legal Proceeding to the extent arising solely from an Allegation that use of (a) Google's technology used to provide the Services (excluding any open source software) or (b) any Google Brand Feature infringes or misappropriates the third party's patent, copyright, trade secret, or trademark.

14.3	Exclusions. This Section 14 will not apply to the extent the underlying Allegation arises from:

a. the indemnified party's breach of this Agreement;

b. modifications to the indemnifying party's technology or Brand Features by anyone other than the indemnifying party;

c. combination of the indemnifying party's technology or Brand Features with materials not provided by the indemnifying party; or

d. use of non-current or unsupported versions of the Services or Brand Features;

14.4	Conditions. Sections 14.1 and 14.2 will apply only to the extent:

a. The indemnified party has promptly notified the indemnifying party in writing of any Allegation(s) that preceded the Third-Party Legal Proceeding and cooperates reasonably with the indemnifying party to resolve the Allegation(s) and Third-Party Legal Proceeding. If breach of this Section 14.4(a) prejudices the defense of the Third-Party Legal Proceeding, the indemnifying party's obligations under Section 14.1 or 14.2 (as applicable) will be reduced in proportion to the prejudice.

b. The indemnified party tenders sole control of the indemnified portion of the Third-Party Legal Proceeding to the indemnifying party, subject to the following:

(i) the indemnified party may appoint its own non-controllinq counsel, at its own expense; and
(ii) any settlement requiring the indemnified party to admit liability, pay money, or take (or refrain from taking) any action, will require the indemnified party's prior written consent, not to be unreasonably withheld, conditioned, or delayed.

14.5	Remedies.

a. If Google reasonably believes the Services might infringe a third party's Intellectual Property Rights, then Google may, at its sole option and expense: (a) procure the right for Customer to continue using the Services; (b) modify the Services to make them non-infringing without materially reducing their functionality; or (c) replace the Services with a non-infringing, functionally equivalent alternative.

b. If Google does not believe the remedies in SEction 14.5(a) are commercially reasonable, then Google may suspend or terminate the Customer's use of the impacted Services.

14.6
Sole Rights and Obligations. Without affecting either party's termination rights, this Section 14 states the parties' only rights and obligations under this Agreement for Intellectual Property Rights-related Allegations and Third-Party Legal Proceedings.

pg. 7

15. U.S. Federal Agency Users. The Services were developed solely at private expense and are commercial computer software and related documentation within the meaning of the applicable Federal Acquisition Regulation and agency supplements thereto.

16. Miscellaneous.

16.1
Notices. All notices must be in writing and addressed to the other party's legal department and primary point of contact. The email address for notices being sent to Google's Legal Department is legal‑notices@google.com. Notice will be treated as given on receipt, as verified by written or automated receipt or by electronic log (as applicable).

16.2
Assignment. Neither party may assign any part of this Agreement without the written consent of the other, except to an Affiliate where: (a) the assignee has agreed in writing to be bound by the terms of this Agreement; (b) the assigning party remains liable for obligations under the Agreement if the assignee defaults on them; and (c) the assigning party has notified the other party of the assignment. Any other attempt to assign is void.

16.3
Change of Control. If a party experiences a change of Control (for example, through a stock purchase or sale, merger, or other form of corporate transaction): (a) that party will give written notice to the other party within thirty days after the change of Control; and (b) the other party may immediately terminate this Agreement any time between the change of Control and thirty days after it receives that written notice.

16.4	Force Majeure. Neither party will be liable for failure or delay in performance to the extent caused by circumstances beyond its reasonable control.

16.5	No Agency. This Agreement does not create any agency, partnership or joint venture between the parties.

16.6	No Waiver. Neither party will be treated as having waived any rights by not exercising (or delaying the exercise of) any rights under this Agreement.

16.7	Severability. If any term (or any part of a term) of this Agreement is invalid, illegal or unenforceable, the rest of the Agreement will remain in effect.

16.8	No Third-party Beneficiaries. This Agreement does not confer any benefits on any third party unless it expressly states that it does.

16.9	Equitable Relief. Nothing in this Agreement will limit either party's ability to seek equitable relief.

16.10	Governing Law.

a. For U S City County and State Government Entities. If Customer is a U.S. city, county or state government entity, then the Agreement will be silent regarding governing law and venue.

b. For U S. Federal Government Entities. If Customer is a U.S. federal government entity then the following applies: ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES WILL BE GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA, EXCLUDING ITS CONFLICT OF LAWS RULES. SOLELY TO THE EXTENT PERMITIED BY FEDERAL LAW: (I) THE LAWS OF THE STATE OF CALIFORNIA (EXCLUDING CALIFORNIA'S CONFLICT OF LAWS RULES) WILL APPLY IN THE ABSENCE OF APPLICABLE FEDERAL LAW; AND (II) FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES, THE PARTIES CONSENT TO PERSONAL JURISDICTION IN, AND THE EXCLUSIVE VENUE OF, THE COURTS IN SANTA CLARA COUNTY, CALIFORNIA.

c. For All Other Entities. If Customer is any entity not set forth in Section 16.10(a) or (b) then the following applies: ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES WILL BE GOVERNED BY CALIFORNIA LAW, EXCLUDING THAT STATE'S CONFLICT OF LAWS RULES, AND WILL BE LITIGATED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS OF SANTA CLARA COUNTY, CALIFORNIA, USA; THE PARTIES CONSENT TO PERSONAL JURISDICTION IN THOSE COURTS.

16.11	Amendments. Except as set forth in Section 1.7(b), any amendment must be in writing, signed by both parties, and expressly state that it is amending this Agreement.

pg. 8

16.12	Survival. The following Sections will survive expiration or termination of this Agreement: 5, 8, 9.6, 13, 14, and 16.

16.13
Entire Agreement. This Agreement sets out all terms agreed between the parties and supersedes all other agreements between the parties relating to its subject matter. In entering into this Agreement, neither party has relied on, and neither party will have any right or remedy based on, any statement, representation or warranty (whether made negligently or innocently), except those expressly set out in this Agreement. The terms located at a URl referenced in this Agreement and the Documentation are incorporated by reference into the Agreement. After the Effective Date, Google may provide an updated URl in place of any URl in this Agreement.

16.14
Conflicting Terms. If there is a conflict among the documents that make up this Agreement, the documents will control in the following order: the Ordering Document, the Agreement, and the terms at any URL.

16.15	Counterparts. The parties may execute this Agreement in counterparts, including facsimile, PDF, and other electronic copies, which taken together will constitute one instrument.

16.16	Definitions.

"Account" means Customer's Google account (either under a gmail.com address or an email address provided under the "Google Apps" product line), which is offered under and subject to the relevant terms of service.

"Admin Console" means the online console(s) and/or tool(s) provided by Google to Customer for administering the Services.

"Affiliate" means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with a party.

"Allegation" means an unaffiliated third party's allegation.

"Application(s)" means any web or other application Customer creates using the Services, including any source code written by Customer to be used with the Services or hosted in an Instance.

"A.U.P." means the acceptable use policy set forth here for the Services: developers.google.com/cloud/terms/aup.

"Brand Features" means the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as secured by such party from time to time.

"Cloud Service" means any Service listed here: https://developers.google.com/cloud/services.

"Committed purchase(s)" have the meaning set forth in the Service Specific Terms.

"Confidential Information" means information that one party (or an Affiliate) discloses to the other party under this Agreement, and that is marked as confidential or would normally be considered confidential information under the circumstances. It does not include information that is independently developed by the recipient, is rightfully given to the recipient by a third party without confidentiality obligations, or becomes public through no fault of the recipient. Customer Data is considered Customer's Confidential Information.

"Control" means control of greater than fifty percent of the voting rights or equity interests of a party.

"Customer Data" means content provided, transmitted, or displayed via the Services by Customer or its End Users, but excluding any data provided as part of the Account.

"Documentation" means the Google documentation (as may be updated from time to time) in the form generally made available by Google to its customers for use with the following Services: (a) Google App Engine, set forth here: https://developers,google.com/appengine/; (b) Google Cloud SOL, set forth here:
https://developers.google.com/cloud-sql/; (c) Google Cloud Storage, set forth here: https://developers.google.com/storage/; (d) Google Prediction API, set forth here: https://developers.google.com/predjctjon/; (e) Google BigOuery Service, set forth here: https://developers.google.com/bigqguery/; (f) Google Compute Engine, set forth here: https://developers.google.com/compute/; (g) Google Translate API v2, set forth here: https://developers.google.com/translate/; and (h) Google Cloud Datastore, set forth here: https://developers.google.com/datastore/.

"Emergency Security Issue" means either: (a) Customer's or its End User's use of the Services in violation of the AUP, which could disrupt: (i) the Services; (ii) other Customers' or its End Users' use of the Services; or

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(iii) the Google network or servers used to provide the Services; or (b) unauthorized third party access to the Services.

"End Users" means the individuals Customer permits to use the Services, Application, or Project.

"Fees" means the applicable fees for each Service and any applicable Taxes. The Fees for each Service are set forth here: cloud.google.com/skus or as otherwise set forth on the Ordering Document.

"High Risk Activities" means uses such as the operation of nuclear facilities, air traffic control, or life support systems, where the use or failure of the Services could lead to death, personal injury, or environmental damage.

"HIPPA" means the Health Insurance Portability and Accountability Act of 1996 as it may be amended from time to time, and any regulations issued thereunder.

"Indemnified Liabilities" means any (i) settlement amounts approved by the indemnifying party; and (ii) damages and costs finally awarded against the indemnified party and its Affiliates by a court of competent jurisdiction.

"Instance" means a virtual machine instance, configured and managed by Customer, which runs on the Services. Instances are more fully described in the Documentation.

"Intellectual Property Rights" means current and future worldwide rights under patent, copyright, trade secret, trademark, or moral rights laws, and other similar rights.

"Legal process" means a data disclosure request made under law, governmental regulation, court order, subpoena, warrant, governmental regulatory or agency request, or other valid legal authority, legal procedure, or similar process.

"License Term" means the period of time during which Customer is authorized to use the Services. The License Term will start on the Service Commencement Date and continue for the period of time set forth in the Ordering Document or as may be designated by auto-renewal pursuant to Section 9, unless terminated earlier as set forth in this Agreement.

"Minimum Support Fee" means the minimum fee per month for TSS that is speclfled at the URl under the "Fees" definition.

"Ordering Document" means an order form, issued by Google to provide the Services to Customer, subject to this Agreement. The Ordering Document will incorporate this Agreement and will contain: (a) the full SKU, and (b) the License Term.

"Package purchase" has the meaning set forth in the Service SpeCific Terms.

"Project" means a grouping of computing, storage, and API resources for Customer, and via which Customer may use the Services. Projects are more fully described in the Documentation.

"Reserved Capacity Units" have the meaning set forth in the Service Specific Terms.

"Reserved Unit Term" has the meaning set forth in the Service SpeCific Terms.

"Reserved Units" have the meaning set forth in the Service SpeCific Terms.

"Services" mean, as applicable: (a) Google App Engine; (b) Google Cloud SOL; (c) Google Cloud Storage; (d) Google Prediction API; (e) Google BigOuery Service; (f) Google Compute Engine; (g) Google Translate API v2; (h) Google Cloud Datastore and such other services as set forth here: https://developers.google.com/cloud/services, (including any associated application program interfaces) and (i) TSS.

"Service Commencement Date" means the date upon which Google provides Customer the Token for each Service.

"Service Specific Terms" means the terms specific to one or more Services set forth here:
https://developers.google.com/cloudlterms/service-terms.

"SLA" means the Service Level Agreement as applicable to: (a) Google App Engine set forth here:
https://developers.google.com/appengine/sla; (b) Google Cloud SOL set forth here: https://developers.google.com/cloud-sql/sla; (c) Google Cloud Storage set forth here: https://developers.google.com/storage/sla; (d) Google Prediction API set forth here: https://developers.google.com/prediction/sla; (e) Google

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BigOuery Service set forth here: https://developers.google.com//bigquery/sla; (f) Google Compute Engine set forth here: https://developers.google.com/compute/sla; and (g) Google Cloud Datastore set forth here:
https://developers.google.com/datastore/sla.

"Software" means any downloadable tools, software development kits or other such proprietary computer software provided by Google in connection with the Services, which may be downloaded by Customer, and any updates Google may make to such Software from time to time.

"Taxes" means any duties, customs fees, or taxes (other than Google's income tax) associated with the purchase of the Services, including any related penalties or interest.

"Term" means the term of the Agreement, which will begin on the Effective Date and continue until the earlier of: (i) the end of the last License Term or (ii) the date on which the Agreement is terminated as set forth herein.

"Third-party Legal Proceeding" means any formal legal proceeding filed by an unaffiliated third party before a court or government tribunal (including any appellate proceeding).

"Token" means an alphanumeric key that is uniquely associated with Customer's Account.

''Trademark Guidelines" means Google's Guidelines for Third Party Use of Google Brand Features, located at: http://www.google.com/permissions/guidelines.html.

"TSS" means the technical support service provided by Google to the administrators pursuant to the TSS Guidelines.

"TSS Guidelines" means Google's technical support services guidelines then in effect for the Services. TSS Guidelines are at: https://support,google.com/enterprise/terms (under Google Cloud Platform Services).

"Updates" means the periodic software updates provided by Google to Customer from time to time. Updates are designed to improve, enhance and further develop the Services and may take the form of bug fixes, enhanced functions, new software modules and completely new versions.

"URL Terms" means the following URL terms: AUP, Cloud Service, Fees, SLA, Service SpeCific Terms, and TSS Guidelines.

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